                  SECURITIES AND EXCHANGE COMMISSION
                         Washington, DC  20549


                               FORM 8-K

                            CURRENT REPORT


                     Pursuant to Section 13 of the
                    Securities Exchange Act of 1934


            Date of Earliest Event Reported:  May 17, 1995


                       NEW ENGLAND POWER COMPANY

          (exact name of registrant as specified in charter)


Massachusetts
(state or other
jurisdiction of
incorporation)
0-1229
(Commission
File No.)
04-1663070
(I.R.S. Employer
Identification No.)

          25 Research Drive, Westborough, Massachusetts 01582

(Address of principal executive offices)

(508) 389-2000

(Registrant's telephone number, including area code)

Item 5.  Other Events
--------------------

     On May 17, 1995, Keystone Shipping Co. (Keystone) filed a lawsuit against New England Power Company (the Company), a subsidiary of New England Electric System, in the Commonwealth of Massachusetts Essex Superior Court. The claim arises out of the Company's charter of the vessel named SS Energy Independence from Intercoastal Bulk Carriers, Inc. (IBC), an affiliate of Keystone. The vessel is used to deliver coal to the Company's power plants. In November 1994, the Company notified IBC that it was exercising its explicit contractual right to terminate the charter and purchase the vessel, and that it was initiating arbitration to resolve any objections to the Company's exercise of such right. In the arbitration, the panel ruled in the Company's favor on several preliminary issues. IBC then filed an appeal from those rulings in federal court, which was dismissed. The current complaint alleges that the Company induced Keystone to enter into a 1989 settlement agreement by making fraudulent misrepresentations about the purchase option. The complaint alleges damages in excess of $40 million. The complaint includes allegations that the Company violated Massachusetts General Laws chapter 93A, which provides for the possibility of treble damages. The Company believes that the allegations are without merit. In addition, the Company will seek to dismiss the lawsuit because the issues in dispute are the subject of arbitration. At present, the vessel remains under the ownership of IBC, and the Company is continuing to pay the charter rate, subject to the Company's reservation of its rights to seek damages and other relief against Keystone and IBC.

                      SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

                                    NEW ENGLAND POWER COMPANY

                                    s/Michael E. Jesanis

                                 By
                                    Michael E. Jesanis
                                    Treasurer


Date:  May 22, 1995